Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Cheryl Perry	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
cperry@wpcarey.com	gblawrence@rosslawpr.com
CAREY WATERMARK INVESTORS ACQUIRES HISTORIC NEW ORLEANS
HOTEL
Marks CWI’s second lodging investment
New York — September 7, 2011 — Carey Watermark Investors Incorporated (CWI) announced today that it has closed on a joint venture investment of approximately $45.7 million in the historic French Quarter of New Orleans with HRI Properties, the original hotel owner and a strategic joint venture partner with a robust real-estate presence in the area. CWI’s investment is approximately $31.3 million including its allocated portion of debt. The property, the Chateau Bourbon Hotel, was built in 1849 as the D. H. Holmes department store and was later converted to a hotel in 1995 by HRI Properties. The hotel also includes approximately 20,000 square feet of leased commercial space and an adjacent 300-stall parking garage. With CWI’s investment, the hotel will undergo a complete renovation and repositioning including the creation of new modern food and beverage concepts and an increase in its room count from 251 to a total of 254. Upon completion of the renovation, expected to be in the second quarter of 2012, the property will be renamed the Hyatt French Quarter hotel, through a franchise agreement with an affiliate of Hyatt Hotels Corporation. An affiliate of HRI will continue to manage the property.
Located at the intersection of Bourbon Street and Canal Street, the hotel is in a prime location for visiting tourists and business travelers alike. Many of the area’s attractions are within easy reach, including the Louisiana Superdome, New Orleans Convention Center, Harrah’s Casino, and The Port of New Orleans — an access point for popular cruise lines, such as Carnival and Royal Caribbean. Furthermore, the hotel boasts the largest average guestroom size in the French Quarter as well as 12-foot ceiling heights, and provides convenient driving access and guest drop-off, a common limitation throughout the French Quarter.
Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “As CWI’s second transaction, this is another excellent example of how we can effectively enter into joint ventures to leverage our hospitality industry and asset management expertise. We found the Chateau Bourbon Hotel to be ideal for ownership and renovation as it is a landmark property that is well located in one of the strongest tourism markets in the country, and our joint investment with HRI will be at substantially below the hotel’s replacement value, allowing us to capitalize on the property’s full market potential. We look forward to working with HRI Properties to achieve our mutual investment goals and to increase the contribution the property can make to the New Orleans economy.”

Trevor Bond, Chairman of the Board of CWI and President and Chief Executive Officer of W. P. Carey & Co. LLC, noted, “The closing of our second hotel investment on behalf of CWI validates our approach of providing a solid capitalization for properties with significant value add opportunities and upside potential. Structuring investments in the hospitality sector that meet our investment objectives while providing attractive incentives to our local partners, we believe, distinguishes us from other investors in the sector and gives us access to properties that might not be available otherwise. The joint venture with HRI Properties aligns our goals of long-term growth in value and generation of attractive risk adjusted returns for our investors with those of a highly regarded management company active in the local community.”
“We are proud to be affiliated with the Hyatt family of hotels. The Hyatt brand is synonymous with the highest level of quality and service, exactly the standards we expect to achieve at HRI Lodging,” said Gary Gutierrez, HRI Lodging president.
Carey Watermark Investors
Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that was formed to make investments primarily in the lodging and lodging-related sectors. Affiliates of W. P. Carey & Co. LLC (NYSE: WPC) and Watermark Capital Partners, LLC advise the REIT and manage its overall portfolio. www.careywatermark.com
HRI Properties
HRI Properties is a New Orleans based full-service real estate development company and a national leader in the adaptive reuse of historic structures. HRI has completed over 50 large scale projects, 30 in New Orleans, including 4,500 apartment units, 3,500 hotel rooms, and 500,000 SF of office and retail space. www.hriproperties.com
Forward-Looking Statements
Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.